CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FLOTEK INDUSTRIES, INC.

Flotek Industries, Inc., (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Certificate of Amendment (this “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation, and certifies as follows:

1.
The name of the Corporation is Flotek Industries, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 30, 2001, and an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 2, 2007, which was amended on November 9, 2009.

2.	The first paragraph of Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

“The aggregate number of shares which the corporation shall have the authority to issue is 140,100,000 shares, consisting of 140,000,000 shares of Common Stock, par value of $.0001 per share, and 100,000 of Preferred Stock, par value of $.0001 per share.”

3.	This Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.	This Amendment shall become effective upon its filing in accordance with the provisions of Section 103(d) of the DGCL.

IN WITNESSS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer on May 5, 2020.

FLOTEK INDUSTRIES, INC.

By: /s/ John W. Gibson, Jr______________
Name: John W. Gibson Jr.
Title: President and Chief Executive Officer